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                                                        EXHIBIT 10.34


                   SUPPLEMENTAL AGREEMENT
                 TO THE BOTTLER'S AGREEMENT


This Supplemental Agreement (the "Supplemental Agreement") is entered into with effect from July 26, 1996, by and among The Coca-Cola Company and The Coca-Cola Export Corporation (hereinafter collectively or severally referred to as the "Company") and S.A. Coca-Cola Beverages Belgium N.V., Coca-Cola Beverages S.A., Coca-Cola Production, S.A. and Coca-Cola Beverages Nederland B.V. (hereinafter collectively or severally referred to as the "Bottler(s)").

WHEREAS, each Bottler has entered into a Bottler's Agreement with the Company (hereinafter collectively or severally referred to as the "Bottler's Agreement(s)") dated July 26, 1996 concerning the preparation, packaging, distribution and sale of certain non-alcoholic beverages under trademarks owned by The Coca-Cola Company (hereinafter referred to as the "Beverages") and covering a territory particularly described in each Bottler's Agreement (hereinafter collectively or severally referred to as the "Territory(ies)");

WHEREAS, in an effort to maximize the beverage production and distribution efficiencies of their industrial and commercial facilities, the Bottlers desire to have the flexibility to exercise the production and/or distribution rights under their respective Bottler's Agreements in the territory(ies) covered by any of the Bottler's Agreements; and

WHEREAS, subject to the terms of this Supplemental Agreement, the Company is desirous to authorize each Bottler to prepare and package and/or distribute and sell the Beverages in the Territory(ies);

NOW, THEREFORE:

1. In addition to the rights granted to each Bottler under Clause I of each Bottler's Agreement to prepare, package, distribute and sell the Beverages in authorized containers in and throughout a specific Territory, the Bottlers are hereby authorized to prepare and package and/or sell or distribute the Beverages throughout any one or more of the Territories.

2. Notwithstanding the provision under 1) above, each Bottler shall, throughout the duration of this Supplemental Agreement, be primarily responsible to the Company for fulfilling all of its obligations under the Bottler's Agreement it has entered into with the Company, including but not limited to its obligation to prepare and present to the Company once in each calendar year, a program (the "Annual Program") which shall include but shall not be



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     limited to the marketing, management, financial, promotional and advertising plans of the Bottler showing in detail the activities contemplated for the ensuing twelve-month period or such other period as the Company may prescribe, and which shall be acceptable to the Company as to form and substance. The Bottler shall continue to prosecute diligently such Annual Program and shall report quarterly or at such other intervals as the Company may request in connection with the implementation of the Annual Program. The Bottler shall also report on a monthly basis, or at such other intervals as the Company may request, to the Company, sales of each of the Beverages in each of the Territories and in such detail and containing such information as may be requested by the Company.

3. Appendices I, II and IV of the Bottler's Agreements reflect, with the exception of Coca-Cola Production S.A.'s (CCP) and Coca-Cola Beverages Nederland B.V.'s (CCBN) Bottler's Agreements, combined lists arrived at by combining the products and packages that each Bottler is authorized to prepare, package, sell or distribute under its Bottler's Agreement. (At present, CCP's Bottler's Agreement reflects only a combined list for carbonated Beverages in cans and at present in CCBN's Bottler's Agreement, the canned Beverages are listed on Schedule D and not on Appendix IV because CCBN is not a producer but only a distributor of the canned Beverages.) Because these appendices are not confined to the specific Beverages and Authorized Containers to be produced, packaged, sold or distributed in each Territory, but are broader in scope, no Bottler shall be engaged in production, packaging, sale or distribution activities in any of the other Bottlers' Territories (i) at the expense of neglecting the development of the Company's Beverages in the Territory defined in the Bottler's Agreement it has entered into with the Company, and (ii) unless its obligations under the Bottler's Agreement it has entered into with the Company are fulfilled to the satisfaction of the Company.

4. Notwithstanding the foregoing, no Bottler shall initiate the production, packaging, sale or distribution of any Beverage or any Authorized Container in any Territory, which at such time is not produced, packaged, sold or distributed within that Territory, without the prior express agreement on a customer and consumer program acceptable to the Company or its designated entity, for the Beverage or Container in question.

5. Each Bottler shall comply with all applicable laws and regulations in effect in any Territory where it produces, packages, sells or distributes the Beverages.

6. It is the desire of the parties that this Supplemental Agreement remain in force for the duration of the Bottler's Agreement(s). However, the system of operation authorized under this Supplemental Agreement is a new concept which has not been implemented by the Company with independent



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     entities before.  It is therefore possible that unforeseen difficulties may arise in its application. The Company therefore retains the rights to (i) withdraw selectively the authorization of any of the Bottlers to operate in the Territories of the others: or (ii) terminate this Supplemental Agreement at any time during its validity by giving the Bottlers ninety (90) days' prior written notice of its intention to terminate.

7. This Supplemental Agreement shall be interpreted construed and governed by and in accordance with the laws of Belgium.
     Any dispute arising hereunder shall be referred to the courts of Brussels.

Except as herein modified, the Bottler's Agreements and all of their stipulations, covenants, agreements, terms, conditions and provisions shall remain in full force and effect.

IN WITNESS WHEREOF, The Coca-Cola Company, The Coca-Cola Export Corporation, S.A. Coca-Cola Beverages Belgium N.V., Coca-Cola Beverages S.A., Coca-Cola Production S.A. and Coca-Cola Beverages Nederland B.V. have caused this Supplemental Agreement to be signed and acknowledged by their duly qualified representative.


THE COCA-COLA COMPANY          THE COCA-COLA EXPORT CORPORATION


BY: JOSEPH R. GLADDEN, JR.     BY: WILLIAM J. DAVIS
   -------------------------       -------------------------
    Authorized Representative      Authorized Representative
Date:  July 26, 1996           Date:  July 26, 1996

S.A. COCA-COLA BEVERAGES       COCA-COLA BEVERAGES S.A.
  BELGIUM N.V.

BY:   BENOIT CRABEELS          BY:     M. COOMBS
   -------------------------       -------------------------
    Authorized Representative      Authorized Representative
Date:  July 26, 1996           Date:  July 26, 1996


COCA-COLA PRODUCTION S.A.      COCA-COLA BEVERAGES NEDERLAND B.V.

BY:  ROBERT PAGANI             BY:   JAN VAN DEN BROEK
   -------------------------       -------------------------
    Authorized Representative      Authorized Representative
Date:  July 26, 1996           Date:  July 26, 1996